Exhibit 10.9

July 31, 2015

Via Email
Chris Beals
chris.beals@gmail.com

Dear Chris:

This is your formal offer of employment with Ghost Management Group, LLC (the “Company”). We are enthusiastic that you will accept our offer by signing where indicated below and returning a copy of this letter to us. If you have any questions, please do not hesitate to contact Jackie Becerra or me.

Position	General Counsel / CLO
Start Date	September 1, 2015
Reporting to	Doug Francis, President & COO
Schedule/Status
Full-Time, exempt employee converting to self-employed partner status as required for Holdings membership unit grant. Hours will very on business necessities. You will not be eligible for overtime pay.

Location:
First 2-3 months will be at our HQ at 41 Discovery in Irvine, CA. Chris will develop our NY office in time, but can work from home (NY) in the interim. There will be heavy travel involved with the position, including a monthly trip to Irvine.

Base Salary	Six Hundred Thousand Dollars ($600,000) per year. In the event Chris is subject to self-employment tax on any salary amounts, WM Holdings will reimburse any such self-employment tax amounts.

Bonus and Targets
Annual bonus payable at the end of each calendar year which shall be pro rated for any partial calendar years of employment. Such bonus amount shall be payable pro rata in the event Chris is terminated by the Company other than for cause. The initial target bonus amount shall be Five Hundred Thousand Dollars ($500,000), with such amount being allocated as follows for performance. Chris and Company to discuss option to convert portion of bonus into Holdings equity.

25%	Oversight and management of internal legal and policy teams and management of outside counsel; management of counsel expenses
25%	Oversight and management of strategic transactions (e.g. acquisitions, divestitures, restructuring); advice on strategic decisions; assistance in staffing and growth
25%	Advice and management on “DarkCo” projects; management of legal issues of affiliated companies
25%	2015 EBITDA in excess of 20mm 2016 EBITDA in excess of 30mm Subsequent years as mutually agreed

Job Description
• CLO for WM Holding Company, LLC (“WM Holding”), all its subsidiaries and all affiliated companies.
• Hands on contract work for all deal flow.
• Quickly meet leading industry attorneys for best practice. Establish structure for our companies.
• Work directly with policy team to aid efforts and drive expansion to the east coast. Work directly to achieve outcomes in municipalities across the country.
• Work with targets to prepare for acquisition. Help set up best practices in acquired companies.
• Develop and manage the NY office.
• Manage our internal legal team and outside counsel. Manage legal costs.
• Assist in providing guidance on strategic opportunities and areas for growth.
• Be the deal flow desk. Contribute to revenue.
• Work with tax team to ensure best practice.
• Act as a mouthpiece for our company and on the issue. Be a thought leader.
• Leverage network to recruit other key positions. Aid in operations where needed.

Benefits	Full Paid Benefits with Cigna PPO Program. 401K (We do not match). Holidays & Sick days TBD.
Stock
Chris will be granted 3% of all outstanding class A units on a fully diluted basis (the “Incentive Units”) in WM Holdings. Vesting of Incentive Units is over a 3-year term, with the first 0.5% vesting on the anniversary of a 6-month initial cliff and quarterly vesting of 0.25% thereafter. Subject to confirmation with tax and counsel, Incentive Units shall be structured as a transfer with a lapsing call right (in accordance with the vesting schedule) (the “Call Right”) on such Incentive Units in favor of WM Holdings. The Call Right shall only be exercisable in the event of a termination of Chris.

Subject to confirmation with tax and counsel, WM Holdings shall make a loan to Chris in the amount of the tax due on all Incentive Units that shall be recourse only to the Incentive Units and bear reasonable interest (the “Tax Loan”). The Tax Loan shall have a 7 year term and no amortization or interest payments due prior to the expiry of the term. In the event the Call Right is excercised, the call price for the applicable Incentive Units shall be a pro rata portion of the face value of the Tax Loan.

Chris will also have 5% of the equity belonging to Doug Francis and Justin Hartfield in current and future marijuana related deal flow.

Expenses	Chris will be issued a company credit card and allowed to expense anything he deems as business.

At Will Employment
As noted above, your employment will be “at-will,” with no specified length of employment. Accordingly, either you or the Company may terminate your employment for any reason, with or without cause, and with or without notice, at any time. Further, the Company has the right at any time to change the terms of and conditions of your employment, such as pay, benefits, polices and all other working conditions, as it deems appropriate.

Severance
Pay In the event Chris is let go by the Company for any other reason other than cause (i.e. Violence, theft, fraud, harassment, etc.), the company will pay three months of salary and cover COBRA expenses for health insurance for 6 months time period. Payment is due in regular pay periods over the three months.

The parties hereby acknowledge and agree to the foregoing as of the date set forth above.

/s/ Christopher Beals	/s/ Doug Francis
Christopher Beals	Doug Francis

/s/ Justin Hartfield
Justin Hartfiel